QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.46

CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.R.F §§ 200.80(B)4 AND 240.24B-2

ROBODESIGN INTERNATIONAL

DEVELOPMENT AGREEMENT

        This Development Agreement (the "Agreement") is entered into this    day of November, 2003 (the "Effective Date"), by and between RoboDesign International, Inc., a Delaware corporation with its principal place of business located at 5920 Pasteur Court, Carlsbad, CA 92008 ("RoboDesign"), and Isis Pharmaceuticals, Inc., a Delaware corporation with its principal place of business located at 2292 Faraday Avenue, Carlsbad, CA 92008, ("Isis").

R E C I T A L S

        A.    WHEREAS, RoboDesign has developed and is the owner of the copyrights, Patents, trademarks and other intellectual property in certain software and hardware relating to automation motion and vision control, and certain user interfaces to facilitate user intervention with automated devices;

        B.    WHEREAS, Isis, through its Ibis Therapeutics™ program, is designing a biosensor, called Triangulation Identification Genetic Evaluation of biological Risks ("TIGER") as a tool to rapidly and specifically identify and/or detect infectious agents through their unique genomic sequences; and

        C.    WHEREAS, Isis desires to engage RoboDesign to develop certain instrumentation and related software to automate the TIGER detection processes.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A G R E E M E N T

1.     Definitions.

        1.1   "Affiliate" shall mean any person, joint venture, partnership, corporation, trust, unincorporated organization or other entity which, directly or indirectly, controls, is controlled by, or is under common control with another party.

        1.2   "End User" shall mean the ultimate user of a Tiger 2.0 Instrument in the Field.

        1.3   "Field" shall mean [***.]

        1.4   "Ibis Software" means the software developed by Isis (either alone or in collaboration with a third party) for use in the Prototype and/or the Tiger 2.0 Instrument. Ibis software does not include the Work Software.

        1.5   "Isis Technology" shall mean all Patents, copyrights, copyright applications, trade secrets, trade names, trademarks, formulas, know-how, drawings, sketches, configurations, models, prototypes, machines, designs, software, concepts, schematics, layouts, inventions, processes, and works of authorship owned or controlled by Isis, including without limitation, those related to the biochemical processes used in the TIGER technology and the Ibis Software.

        1.6   "Patent" shall mean (a) patent applications (including provisional applications and applications for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; and (d) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part (but only to the extent claiming subject matter previously disclosed in the parent application), re-examinations, renewals and foreign counterparts thereof.

        1.7   "Prototype" shall mean the initial design and development of a pre-production prototype of the Tiger 2.0 Instrument, which shall include the Work Software and certain RoboDesign Software and may include the Ibis Software. After satisfactory completion of the acceptance tests specified in Sections 2.2, 2.3 and 2.4, the Prototype may be used as a Tiger 2.0 Instrument.

        1.8   "RoboDesign Blocking Technology" shall mean all Patents, copyrights, copyright applications, trade secrets, trade names, trademarks, formulas, know-how, drawings, sketches, configurations, models, prototypes, machines, designs, software, concepts, schematics, layouts, inventions, processes, and works of authorship owned or controlled by RoboDesign (except for the RoboDesign Software and the RoboDesign Architecture) that are necessary to make, use or sell a Tiger 2.0 Instrument.

        1.9   "RoboDesign Architecture" shall mean the techniques of using the RoboDesign Software to define a distributed network of individual machine controllers as a system to support a collective process and to schedule, synchronize, configure, control and monitor the individual machines in order to complete specific process jobs, which RoboDesign has developed, or may develop outside of its tasks under this Agreement, and which can be used, among other ways, to assist in the development of the Work Software and the operation of the Tiger 2.0 Instrument.

        1.10   "RoboDesign Software" shall mean software components including ActiveX controls, class and other library modules, device drivers, and other software objects, relating to automation, motion control, vision systems, image processing, machine control, machine simulation and diagnostics, machine remoting, synchronization and scheduling, machine data collection and visualization, data tracking, recipe and script generation and user interfaces to facilitate user intervention with automated devices, which RoboDesign has developed, or may develop outside of its tasks under this Agreement, and which can be used, among other ways, to assist in the development of the Work Software and the operation of the Tiger 2.0 Instrument. RoboDesign Software does not include the Work Software or the Ibis Software.

        1.11   "Tiger 2.0 Instrument" shall mean the instrument for the automated detection of infectious agents by use of Isis' TIGER technology, as more fully described in the Specifications attached as Exhibit B, or any successor instrument thereto that employs [***.]

        1.12   "Unauthorized Code" means (i) any software routine designed to disable a computer program automatically or under the positive control of a person other than a licensee of the program and (ii) any software routines or hardware components designed to permit unauthorized access to disable, erase, or otherwise harm software, hardware, or data. Unauthorized Code does not include software routines in a computer program, if any, designed to permit RoboDesign to obtain access to the RoboDesign Software or the Work Software to perform its obligations under this Agreement (e.g., remote access via modem).

        1.13   "Work" shall mean all work product, services and information, and all intellectual property rights therein, created or developed by RoboDesign under this Agreement, including without limitation, (i) the Prototype, (ii) Patents, copyrights, copyright applications, trade secrets, trade names, trademarks, moral rights, know-how, drawings, sketches, configurations, models, prototypes, machines, designs, computer files containing designs, concepts, schematics, layouts, inventions, processes, ideas, improvements and works of authorship; (iii) the Work Software, including its source code and design documents, (but not the RoboDesign Software) and related enhancements, upgrades, bug fixes and any derivative works thereof; (iv) operator, user and technical manuals relating to such software; and (v) training materials, guides, specifications, listings and any other information concerning the Prototype. "Work" shall not include (a) the RoboDesign Architecture and the RoboDesign Software, and (b) the Isis Technology (even if such Isis Technology is integrated with any other Work).

        1.14   "Work Software" shall mean the software developed by RoboDesign hereunder for use in connection with the Tiger 2.0 Instrument. Work Software does not include the RoboDesign Software or the Ibis Software.

        1.15    Other Definitions.    The following other terms are defined as follows:

  "Effective Date" shall have the meaning set forth in the Preamble.

  "End User License shall have the meaning set forth in Section 4.3.

  "Escrow Agreement" shall have the meaning set forth in Section 4.6(a)

  "Factory Acceptance Test" shall have the meaning set forth in Section 2.2.

  "Release Event" shall have the meaning set forth in Section 4.6(b)

  "Site Acceptance Test" shall have the meaning set forth in Section 2.3.

  "Specifications" shall have the meaning set forth in Section 2.1.

  "Source Code" shall have the meaning set forth in Section 4.6(a).

2.     Product Development.

        2.1    Design & Development of Prototype.    RoboDesign shall use commercially reasonable efforts to design and develop the Prototype, including the Work Software, according to design specifications provided to RoboDesign by Isis and attached as Exhibit B (the "Specifications") within [***] months of the Effective Date.

        2.2    Factory Acceptance Test.    Upon completion of the Prototype, RoboDesign shall conduct the testing set forth on Exhibit C (the "Factory Acceptance Test"), it being acknowledged that the Factory Acceptance Test shall evaluate [***]. If the Prototype fails to satisfy the Factory Acceptance Test requirements, RoboDesign shall, as soon as practicable, modify the Prototype, at [***] to Isis, and again perform the Factory Acceptance Test as needed until the Prototype successfully meets the Factory Acceptance Test requirements. When the Prototype has successfully satisfied the Factory Acceptance Test, RoboDesign shall give Isis written notice thereof and Isis shall take possession of the Prototype as set forth in Section 2.6 below.

        2.3    Site Acceptance Test.    Promptly upon taking possession of the Prototype, Isis shall conduct the testing set forth on Exhibit D (the "Site Acceptance Test"), it being acknowledged that the Site Acceptance Test shall evaluate [***]. If the Prototype fails to satisfy the Site Acceptance Test requirements, RoboDesign shall, as soon as practicable, modify the Prototype, at [***] to Isis, and Isis shall again perform the Site Acceptance Test as needed until the Prototype successfully meets the Site Acceptance Test Requirements. When the Prototype has successfully satisfied the Site Acceptance Test, Isis shall give RoboDesign written notice thereof.

        2.4    Biochemical Acceptance Test.    Promptly upon taking possession of the Prototype, Isis shall conduct the testing set forth on Exhibit E (the "Biochemical Acceptance Test"). If the Prototype fails to satisfy the Biochemical Acceptance Test requirements, RoboDesign shall, as soon as practicable, modify the Prototype (i) at [***] to Isis if the failure to satisfy the Biochemical Acceptance Test is due to the Prototype's failure to meet the Specifications (as updated by mutually agreed change requests under Section 2.7 through the time of such failure) or (ii) at [***] to the extent such modification requires new change requests under Section 2.7 to correct the failure to satisfy the Biochemical Acceptance Test, and Isis shall again perform the Biochemical Acceptance Test as needed until the Prototype successfully meets the Biochemical Acceptance Test Requirements. When the Prototype has successfully satisfied the Biochemical Acceptance Test, Isis shall give RoboDesign written notice thereof.

        2.5    Development Fee Payments.    Isis agrees to pay to RoboDesign all development fees as set forth on Exhibit F (the "Development Fees") within [***] days of the applicable due date specified on Exhibit F by wire transfer to a bank account designated by RoboDesign or by check payable to RoboDesign. In the event any payment of the Development Fees are not made when due such unpaid Development Fees shall bear interest at the rate of [***]% per month, or the maximum rate as permissible by law, whichever is less. All Development Fees shall be non-refundable.

        2.6    Delivery.    Following satisfactory completion of Factory Acceptance Testing, RoboDesign shall deliver the Prototype to Isis at RoboDesign's facilities in Carlsbad, California. Title and risk of loss shall pass to Isis when Isis takes possession of the Prototype at RoboDesign's facilities. In addition to the Prototype, RoboDesign will deliver to Isis the Work.

        2.7    Change Requests.    In the event Isis requests modifications to the design specifications for the Prototype which are beyond the scope of the original design specifications, RoboDesign agrees to cooperate with Isis to accommodate reasonable changes to such design specifications; provided, however, that if any such changes or alternative or additional design specifications require RoboDesign to invest additional resources (including personnel resources) beyond what is contemplated by the then-current design specifications, or will result in additional costs to RoboDesign, then RoboDesign will provide a quote for such changes and if Isis agrees, RoboDesign will undertake the changes and Isis shall pay per the quote in accordance with the terms defined in Exhibit F. If any Isis change request will impact a delivery schedule previously agreed upon by the parties, RoboDesign shall notify Isis and the parties shall make reasonable and appropriate adjustments to such delivery schedule.

3.     Ownership of Technology.

        Subject to the rights set forth in Section 4 below:

        3.1    Work for Hire.    RoboDesign hereby agrees that all Work has been specially ordered and commissioned by Isis and shall be "works made for hire" for copyright purposes. Isis shall exclusively own all Work, including, without limitation, all Patent, trade secret and copyright rights therein.

        3.2    Assignment.    RoboDesign hereby assigns to Isis, its successors and assigns, all rights, title and interest in and to the Work including, without limitation, the following:

          (a)   any U.S. copyrights that RoboDesign may possess or acquire in the Work and all copyrights and equivalent rights in the Work throughout the world, including all renewals and extensions of such rights that may be secured under the laws now or hereafter in force and effect in the United States of America or in any other country or countries;

          (b)   all rights in and to any inventions, ideas, designs, concepts, techniques, discoveries, or improvements, whether or not patentable, embodied in the Work or developed in the course of RoboDesign's creation of the Work, including, but not limited to, all trade secrets, utility and design Patent rights and equivalent rights in and to such inventions and designs throughout the world, regardless of whether or not legal protection for the Work is sought;

          (c)   any documents, drawings, magnetically or optically encoded media, or other materials created by RoboDesign under this Agreement; and

          (d)   the right to sue for infringements, which may occur before the date of this Agreement, and to collect and retain damages from any such infringements.

        3.3    Further Assistance.    At Isis' expense, RoboDesign shall take all actions and execute and deliver all documents as Isis may reasonably request to effectuate the acknowledgement of ownership herein and vesting of complete and exclusive ownership of the Work in Isis. RoboDesign will provide reasonable assistance to Isis and its attorneys and agents in securing any of the patent or other proprietary rights provided for in this Section 3.3, including to effectuate the acknowledgement of ownership contained herein and the vesting of complete and exclusive ownership of the Work in Isis, and to secure, maintain and defend for Isis' own benefit all rights therein, including the right to submit any Patent, copyright or trademark application or registration.

        3.4    Isis Technology.    RoboDesign shall have no right, title or interest in or to the Isis Technology.

4.     Licenses.

        4.1    Grant-Back of License in the Work by Isis.    Isis hereby grants to RoboDesign an irrevocable, perpetual, worldwide, royalty-free, non-exclusive, transferable and assignable license, with the right to sublicense, solely to use, modify, copy, incorporate, create derivative works from, manufacture and have manufactured products incorporating the Work for applications outside the Field.

        4.2    Grant of License in the Isis Technology by Isis.    During the term of this Agreement, Isis hereby grants to RoboDesign a, nonexclusive, nonassignable, nontransferable royalty-free license to use, modify, copy, incorporate, create derivative works from the Isis Technology solely for the purpose of performing RoboDesign's obligations under this Agreement.

        4.3    Software License by RoboDesign.    RoboDesign hereby grants to Isis (i) a non-exclusive, limited license to deliver one (1) copy of the RoboDesign Software (in binary executable form) together with a Tiger 2.0 Instrument to an End User, (ii) a limited right to grant a sublicense to each End User to use one (1) copy of the RoboDesign Software in conjunction with each Tiger 2.0 Instrument only, provided that such sublicense is granted pursuant to an end user license agreement (the "End User License Agreement") with terms no less protective of RoboDesign's rights than those set forth on Exhibit G hereto. The license rights granted under clauses (i) and (ii) of this Section 4.3 are sublicensable, transferrable and/or assignable only to (x) the United States government, (y) a partner of Isis that has agreed to make or commercialize a Tiger 2.0 Instrument, or (z) as permitted under Section 10.9.

        4.4    Unblocking License by RoboDesign.    RoboDesign hereby grants to Isis a non-exclusive, license to practice the RoboDesign Blocking Technology and the RoboDesign Architecture solely to the extent necessary to make, use or sell a Tiger 2.0 Instrument in the Field. This license is sublicensable to End Users and the United States government, and is assignable to a partner of Isis that has agreed to make or commercialize a Tiger 2.0 Instrument or as permitted under Section 10.9.

        4.5    Government Rights.    The licenses granted under this Section 4.1and 4.2 are subject to the rights of the United States Government as set forth in 35 U.S.C. § 200 et seq. If there is any conflict between such rights and the rights granted herein, such government rights will prevail.

        4.6    Source Code Escrow.

          (a)   Escrow Agreement. If requested by Isis in writing, within 30 days of such request RoboDesign will deliver one (1) copy of the RoboDesign Software incorporated in the Tiger 2.0 Instrument in source code form (the "Source Code") along with documentation as to the applicable use of the RoboDesign Architecture, to an escrow agent to be mutually determined by the parties (the "Escrow Agent"), and at such time, RoboDesign, Isis and the Escrow Agent shall enter into the Escrow Agreement (the "Escrow Agreement"), which shall, among other things, reflect the terms set forth in this Section 4.6. All fees and expenses charged by the Escrow Agent will be borne by Isis.

          (b)   Release Events for Source Code. The Source Code and related documentation shall be released from escrow and delivered to Isis upon the occurrence of one or more of the following events (each, a "Release Event"): (I) if RoboDesign becomes insolvent or admits insolvency or admits a general inability to pay its debts as they become due; (II) if RoboDesign files a petition for protection under the Bankruptcy Code of the United States, or an involuntary petition in bankruptcy is filed against RoboDesign and is not dismissed within sixty (60) days thereafter; (III) if RoboDesign or its successor with respect to this Agreement ceases operations as a going concern or (IV) RoboDesign refuses to or is unable to honor the warranty set forth in Section 5.1 or provide post warranty service under Section 5.2.

          (c)   Effect of Release Event. Upon the occurrence of a Release Event and the delivery of the Source Code and related documentation to Isis, Isis shall have right only to use the Source Code and related documentation to maintain and upgrade the software in the Tiger 2.0 Instrument (including those being used by End Users) in accordance with the scope of the License set forth in Section 4.3 and shall have no right to use the RoboDesign Software, the Source Code or related documentation to design, develop, use or market any other products. All right, title and interest in and to the Source Code and all related documentation, and all copyrights, Patents, trademarks, service marks or other intellectual property or proprietary rights related thereto are and shall remain solely with RoboDesign, both prior to and after the occurrence of the Release Event. Isis acknowledges that no other right, title or interest in or to the Source Code or related documentation is granted under this Agreement, and that no such assertion shall be made by Isis either prior to or after the occurrence of the Release Event. Isis shall treat the Source Code and the related documentation as Proprietary Information pursuant to Article 7 below.

5.     Warranties, Indemnity, Limitations of Liability, Insurance

        5.1    Limited Warranty, Warranty Service.

          (a)   RoboDesign expressly warrants to Isis that the Prototype shall conform with the Specifications and be free from defects in materials and workmanship for a period of [***] months following the date the Prototype satisfactorily completes the Site Acceptance Test (the "Warranty Period"), it being acknowledged that such warranty covers only the electromechanical operation of the Prototype and not the efficacy of the biochemical tests performed by the Prototype. The terms of Exhibit H shall apply to RoboDesign's warranty hereunder. RoboDesign's liability under this warranty shall be limited, at its option, to replacing or repairing Prototype shown to be defective in materials or workmanship. A claim of defective materials or workmanship in the Prototype shall be allowed only when it is submitted to RoboDesign in writing within [***] days after discovery by Isis or the End User of the defect, and in any event, within the Warranty Period.

          (b)   To the best of its knowledge, RoboDesign represents and warrants to Isis that the RoboDesign Software and the Work Software provided to Isis by RoboDesign under this Agreement does not contain or will not contain any Unauthorized Code. If RoboDesign discovers (whether on its own or through notice) any Unauthorized Code in the RoboDesign Software or Work Software provided to Isis under this Agreement, RoboDesign will promptly remove such Unauthorized Code.

        5.2    Post Warranty Period Service.    At Isis' option, RoboDesign shall provide service on the Prototype after the Warranty Period on terms set forth on Exhibit H.

        5.3    Assignment of Warranties.    If material incorporated in the Prototype contains one or more manufacturer's or supplier's warranties, RoboDesign hereby assigns such warranties to Isis to the extent such warranties are assignable. RoboDesign will use commercially reasonable efforts to secure the ability to assign such warranties to Isis. RoboDesign will cooperate with Isis to enable Isis to benefit from any such warranties that are not assignable. Upon Isis' request, RoboDesign will provide to Isis a copy of such warranties. Isis may transfer or assign the warranty under Section 5.1 to an End User.

        5.4    Intellectual Property Warranty.    RoboDesign represents and warrants that to its knowledge none of the devices and methods included in the Prototype, when delivered to Isis under Section 2.6, will infringe any intellectual property rights in the United States of any third party.

        5.5    No Other Warranties.    EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED HEREIN, ROBODESIGN MAKES NO WARRANTY HEREUNDER OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AND ALL WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY ROBODESIGN.

        5.6    Indemnity by Isis.    Isis shall indemnify and hold RoboDesign harmless from and against any liability, losses, damages, claims, costs and expenses (including reasonable fees of attorneys and other professionals and court costs) arising from any claim, action or cause of action related to the use, manufacture, marketing or sale of Tiger 2.0 Instruments (including the Prototype), unless such claim relates to (i) infringement of third party intellectual property which was known to RoboDesign prior to, or during its conduct of the Work or (ii) infringement of third party intellectual property through the use of the RoboDesign Software as permitted under this Agreement. Subject to the terms and conditions of this Agreement, Isis shall have the primary responsibility for defending against any such claims, whether arising under theories of negligence, strict liability, tort, product liability of otherwise.

        5.7    Indemnity by RoboDesign.    RoboDesign shall indemnify and hold Isis harmless from and against any liability, losses, damages, claims, costs and expenses (including reasonable fees of attorneys and other professionals and court costs) arising from (A) RoboDesign's breach of Section 5.1(b), or (B) a claim, action or cause of action alleging that (i) the use of Tiger 2.0 Instruments (in the form of the Prototype that has successfully completed the Site Acceptance Test), infringes a third party's intellectual property which was known to RoboDesign prior to, or during its conduct of the Work, or (ii) the use of RoboDesign Software as permitted under this Agreement, infringes a third party's intellectual property; provided, however, that RoboDesign will have no liability under this clause (ii) for any alleged infringement to the extent arising from (y) any modification of the RoboDesign Software by Isis or an End User or (z) the use of the RoboDesign Software in combination with technology provided by Isis. Subject to the terms and conditions of this Agreement, RoboDesign shall have the primary responsibility for defending against any such claims.

        5.8    Indemnity Procedures.    Each Party's agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within [***] days after the indemnified Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying Party, at the indemnifying Party's reasonable expense, in the investigation of, preparation of and defense of any such claim or demand; and (iv) not compromising or settling such claim or demand without the indemnifying Party's prior written consent.

        5.9    Limitation of Liability.    IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OF PROFITS OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED, HAD OTHER REASON TO KNOW OR IN FACT KNEW OF THE POSSIBILITY.

        5.10    Insurance.    For so long as any Tiger 2.0 products are in use and for [***] years following the discontinuation of such use, Isis shall at its own cost and expense, obtain and maintain in full force and effect, commercial, general liability insurance, including personal injury and products liability coverage or require its commercialization partners to obtain and maintain such insurance. If required, Isis will provide RoboDesign with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. Isis will provide RoboDesign with written notice before Isis cancels such insurance.

6.     Term; Termination.

        6.1    Term of Agreement.    The term of this Agreement shall commence on the date hereof and continue until successful completion of the Site Acceptance Test, unless canceled or terminated earlier in accordance with the provisions of this Agreement.

        6.2    Default Termination.    In the event of a material default under this Agreement by either party, which breach is not cured within [***] days (or [***] days in the event of a payment default) after the defaulting party's receipt of written notice thereof, the nondefaulting party shall be entitled to terminate this Agreement, effective at the end of such cure period; provided, however that, once a Prototype has been delivered under Section 2.6, RoboDesign may not terminate the licenses granted under Sections 4.3 and 4.4 for a material breach (except for a breach of Section 2.5) to the extent such licenses are necessary to make, use and sell a Tiger 2.0 Instrument. Notwithstanding anything to the contrary stated hereinabove, in addition to and in lieu of its rights to terminate this Agreement upon a material breach by either party, the other party shall have the right to pursue any remedies available to it at law or in equity.

        6.3    Termination for Failure.    If (A) RoboDesign fails to deliver to Isis a Prototype that meets the material requirements of the Specifications after (i) the delivery schedule set forth in Section 2.1 lapses (as may be extended from time to time pursuant to Section 2.7) and (ii) [***] days from the date Isis provides RoboDesign with a reasonably detailed written notice of why the Prototype does not meet the material requirements of the Specifications, (B) and such failure results because RoboDesign did not use commercially reasonable efforts to satisfy its obligations under this Agreement, then Isis may, at its option, terminate this Agreement by providing RoboDesign with written notice thereof and returning to RoboDesign all Work and equipment purchased by RoboDesign and provided to Isis hereunder. In such event, (i) Robodesign will return to Isis (i) all equipment and materials provided by Isis to RoboDesign hereunder and all payments made to Robodesign under this Agreement and (ii) any accrued payment obligations under this Agreement will terminate and not survive within 60 days of such termination.

        6.4    Insolvency Termination.    In the event either party shall go into liquidation, or have a receiver or trustee appointed for its property or estate, or shall make an assignment for the benefit of creditors, whether any of the aforesaid events be the outcome of a voluntary act or otherwise, the other party shall be entitled by notice to terminate this Agreement forthwith.

        6.5    Termination by Isis for Convenience.    Isis may terminate this Agreement at any time upon thirty (30) days notice to RoboDesign. In such event Isis will pay RoboDesign for the services it provided through the date of such termination on a time and materials basis at the rates set forth on Exhibit F hereto and RoboDesign will refund to Isis the amount of any funds already paid to RoboDesign that may exceed the amount owing for the time and materials.

        6.6    Continuing Obligations.    Sections 3, 4.1, 4.5, 4.6, 5, 6, 7, 8, 9 and 10 shall survive the termination or expiration of this Agreement. Sections 4.3 and 4.4 shall survive the expiration or termination of this Agreement only if pursuant to Section 6.1, Section 6.2 because of material breach by RoboDesign, Section 6.4 because of insolvency of RoboDesign, or as specified in Section 6.2. Any sublicense or assignment of warranty granted by Isis to an End User under Section 4.3 will survive termination of this Agreement.

7.     Confidential Information.

        7.1   Both RoboDesign and Isis have made and will continue throughout the term of this Agreement to make available to the other party its confidential and proprietary materials and information ("Proprietary Information"). All material and information provided by one party to the other party relating to the business, policies, procedures, customs and forms of providing party or any of its Affiliates (including, without limitation, the RoboDesign Technology, the Isis Technology, and the Prototype) as well as information previously divulged or delivered regarding the aforementioned subject matter, is hereby designated as confidential and proprietary and shall be considered to be Proprietary Information of the disclosing party. It is understood that the obligations set forth above in this Section 7.1 do not apply to materials or information that: (a) are already, or otherwise become, generally known by third parties, except as a result of a wrongful act or omission of the receiving party; (b) are generally furnished to others by the disclosing party without restriction on disclosure; (c) were already known by the receiving party prior to receiving them from the disclosing party and were not received from a third party in breach of that third party's obligations of confidentiality; or (d) are independently developed by the receiving party without the use of Proprietary Information of the disclosing party.

        7.2   The receiving party shall maintain the confidentiality of the disclosing party's Proprietary Information, will not disclose such Proprietary Information without the prior written consent of the disclosing party, and will use such Proprietary Information solely to perform its obligations hereunder. Each party shall also keep confidential the terms of this Agreement and/or any Exhibit hereto, except that either party may disclose such terms to its legal, accounting or financial advisors.

        7.3   Neither party's obligations of confidentiality will prevent or prohibit the parties from providing access to Proprietary Information upon request of a state or federal regulatory agency or authority as may be required by law or judicial or administrative process. Notwithstanding the foregoing, in the event of any requested access to Proprietary Information by a regulatory authority, the party from whom the Proprietary Information is requested will provide written notice to the other party in a timely fashion to allow the other party the opportunity to contest the release of its Proprietary Information to such regulatory authority.

        7.4   RoboDesign will not disclose the terms or existence of this Agreement without the prior written consent of Isis unless such disclosure is made pursuant to a confidential disclosure agreement with terms substantially similar to those contained in Sections 7.1 through 7.3.

        8.     Noncompetition. During the term of this Agreement and for [***]years thereafter, RoboDesign will not develop or commercialize, or assist in the development or commercialization of [***].

        9.     Export Compliance. Unless an appropriate license, exemption, or similar authorization has been duly obtained, Isis shall not, nor shall Isis authorize its employees, distributors, customers, and/or agents to, export or re-export the Prototype or a Tiger 2.0 Instrument (including any information relating thereto) to any country specified as a prohibited destination in applicable U.S. laws, regulations, and ordinances, including the Regulations of the U.S. Department of Commerce and/or other government agencies. Isis agrees to defend, indemnify, and hold harmless RoboDesign from and against any claim, loss, liability, expense, or damage (including liens or legal fees) incurred by RoboDesign with respect to any of Isis' export or re-export activities contrary to the foregoing instructions (subject to the procedures set forth in Section 5.8).

10.   Miscellaneous.

        10.1    ISO 9001.    RoboDesign represents and warrants that it will maintain at its sole expense its ISO 9001 or ISO 9002 certifications and will apply an ISO 9001 and/or ISO 9002 (as applicable) compliant quality system to the design and manufacture of the Prototype.

        10.2    Force Majeure.    Neither party shall be liable for failures or delays (not to exceed [***] months) in performance hereunder due to fire, explosion, breakdown of plant, lockout, casualty or accident, acts of God or the public enemy, interference by civil or military authority, compliance with applicable laws of the United States of America or of any other governmental authority, or any other similar cause beyond the control of the party in question.

        10.3    Construction; Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any article, section, recital, exhibit, schedule and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

        10.4    Notices.    Any notice, demand, approval, consent, or other communication required or desired to be given under this Agreement shall be in writing and shall be (i) personally served, (ii) mailed in the United States mail, certified, return receipt requested, postage prepaid, or (iii) sent via commercial overnight courier, in each case addressed to the party to be served with the copies indicated below, at the last address given by that party to the other under the provisions of this section. All such communications shall be deemed delivered at the earlier of actual receipt or (i) three (3) business days following mailing by U.S. mail or (ii) one (1) business day following deposit with a commercial overnight courier.

RoboDesign:	RoboDesign International, Inc. 5920 Pasteur Court Carlsbad, CA 92008 Attn: Chief Executive Officer
With a copy to:	Stradling Yocca Carlson & Rauth 660 Newport Center Drive, Suite 1600 Newport Beach, California 92660 Attn: Lawrence B. Cohn
Isis:	Isis Pharmaceuticals, Inc. 2292 Faraday Avenue Carlsbad CA 92008 Attn: David J. Ecker, Ph.D.
With a copy to:	Isis Pharmaceuticals, Inc. 2292 Faraday Avenue Carlsbad CA 92008 Attn: General Counsel

        10.5    Further Assurances.    Each party agrees to cooperate fully with the other and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

        10.6    Severability.    If any term, provision, covenant or condition of this Agreement is found by a court of competent jurisdiction to be invalid, void or unenforceable, then such term, provision, covenant or condition shall be deemed to be stricken from this Agreement and the remainder of this Agreement shall remain in full force and effect and shall in no way be effected, impaired or invalidated thereby.

        10.7    Governing Law; Arbitration.    This Agreement shall be governed by, and construed in accordance with the laws of the State of California, without reference to rules of conflict or choice of laws that could result in the application of laws of another jurisdiction. All disputes, differences or questions arising out of this Agreement or as to the rights or obligations of the parties hereunder or in connection herewith or as to the construction or interpretation hereof shall be attempted to be resolved by discussion between the CEO of RoboDesign and the Executive Vice President of Isis. Any such disputes which cannot be so resolved within thirty (30) days of written notification to the CEO of RoboDesign and the CEO of Isis detailing the nature of the dispute(s) shall be referred to binding arbitration, held in San Diego, California, before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

        10.8    Independent Contractor Status, No Agency.    RoboDesign's and Isis' activities hereunder shall be conducted as independent contractors and no agency relationship shall exist between the parties. Neither party shall represent to any third party that it is an agent or Affiliate of the other party.

        10.9    Assignment.    This Agreement shall not be assignable by either party without the consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, either party may, without the other's consent, assign or otherwise transfer this Agreement or any right or obligation hereunder to any affiliate or in connection with the transfer or sale of the business (whether by merger, sale of stock or sale of assets) to which this Agreement relates. All the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        10.10    Parties in Interest.    Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, permitted sublicensees and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

        10.11    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument.

        10.12    Entire Agreement; Amendment.    This Agreement (including all Exhibits hereto) sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any prior understanding, agreement or statement, written or oral, with respect to the same. Any terms of any purchase order, confirmation or invoice, whether or not signed, are expressly rejected and shall be superseded by this Agreement. The parties hereto expressly agree and confirm that this Agreement is executed without reliance on any oral or written statements, representations or promises of any kind which are not expressly contained in this Agreement. This Agreement, and the Exhibits hereto, shall not be modified except by a writing signed on behalf of each of the parties hereto.

        IN WITNESS WHEREOF, the parties have executed this Development Agreement as of the Effective Date.

"RoboDesign"
ROBODESIGN INTERNATIONAL, INC., a Delaware corporation
By:	/s/ ROBERT COREY
Its:	CEO
"Isis"
ISIS PHARMACEUTICALS, INC., a Delaware corporation
By:	/s/ B. LYNNE PARSHALL
Its:	EVP and CFO

EXHIBIT B

SPECIFICATIONS

[***]

        Specifications include Developer Kit to allow Isis to modify system protocols, control logic and parameters independently of RoboDesign

EXHIBIT C

FACTORY ACCEPTANCE TEST

        The specifics of the Factory Acceptance Test will be agreed upon by the Parties within 30 days of the Effective Date

EXHIBIT D

SITE ACCEPTANCE TEST

        The specifics of the Site Acceptance Test will be agreed upon by the Parties within 30 days of the Effective Date

EXHIBIT E

BIOCHEMICAL ACCEPTANCE TEST

        The specifics of the Biochemical Acceptance Test will be agreed upon by the Parties within 30 days of the Effective Date

EXHIBIT F

DEVELOPMENT FEES

  Development Fees

    [***]

  Payment Schedule

    [***]payable on Effective Date

    [***] payable [***] days from Effective Date

    [***] payable on successful completion of Factory Acceptance Test

    [***] payable on successful completion of Site Acceptance Test, provided, however that if Isis fails to complete the Site Acceptance Test within [***] days following successful completion of the Factory Acceptance Test, the aforementioned [***] shall be due and payable by Isis at the end of such [***] days.

    [***] payable on successful completion of Biochemical Acceptance Test, provided, however that if Isis fails to complete the Biochemical Acceptance Test within [***] days following its payment of the [***] set forth above, the remaining [***] shall be due and payable by Isis at the end of such [***] days.

    Design Changes:

    RoboDesign may at its (i) option bill [***] of the incremental cost attributable to such design change upon acceptance of change order by Isis and [***] upon completion and acceptance of such design change, due upon receipt of invoice; or (ii) Bill for Isis approved changes upon completion, due upon receipt of invoice.

    Purchase Price of Developer Kit (as described in the Specifications): [***]

TIME & MATERIALS PRICING

        Senior Management—[***] per hour

        Project Management—[***] per hour

        Software Engineer—[***] per hour

        Mechanical & Electrical Engineer—[***] per hour

        Field Service Technicians—[***]

        All other employees—[***] per hour

        Materials—Priced at a Prime Profit rate of [***].

EXHIBIT G

MINIMUM END USER LICENSE

Important—read carefully: this document is a legal agreement between you, the Licensee, and Isis Pharmaceuticals, the Licensor, for this software product. By installing or otherwise using the software product, you agree to be bound by the terms of this agreement.

        1.    GRANT OF LICENSE.    In consideration of payment of the license fee, which is part of the price paid for this product, Licensor grants to the Licensee a non-exclusive, non-transferable license, without right to sublicense, to use this copy of the enclosed software on the single computer in conjunction with the equipment on which it was provided at a single location. Licensor reserves all rights not expressly granted to Licensee.

        2.    OWNERSHIP OF SOFTWARE.    As between Licensee and Licensor, title to, ownership of, and all rights and interests in, the software and software documentation, and all copies thereof remains at all times vested in Licensor. The license granted by this Agreement and your payment of the license fee gives you the right to use the software in accordance with the terms of this Agreement. This license is not a sale of the original software or any copy.

        3.    COPY RESTRICTIONS.    This software and the accompanying written materials are copyrighted. Unauthorized copying of the software, including software that has been modified, merged, or included with other software, or other written materials is expressly forbidden. You may be held legally responsible for any copyright infringement that is caused or incurred by your failure to abide by the terms of this license. Subject to these restrictions, you may make one (1) archival copy of the software solely for backup purposes as permitted by 17 U.S.C. § 117. You must reproduce and include the original copyright notice with the copy. This clause does not provide any rights beyond those provided by 17 U.S.C. § 117.

        4.    USE RESTRICTIONS.    As the Licensee, you may not electronically transfer the software from one computer to another over a network. You may not disclose, publish, translate, release, or distribute copies of the software or accompanying written materials to others. You may not modify, adapt, translate, or create derivative works based on the written materials without the prior written consent of Licensor. You may not loan, rent, lease, sell or transfer the software to another user except as part of the permanent transfer of all software, written materials and hardware with which the software was delivered.

        5.    TERMINATION.    This license is effective until terminated. This license will terminate automatically without notice if you fail to comply with any provision of this license. Upon termination you shall destroy the written materials and all copies of the software, including modified copies, if any.

        6.    LIMITED WARRANTY.    Licensor warrants to the original media on which the software is (are) recorded is (are) free from defects and materials and workmanship under normal use and service for a period of ninety (90) days from the date of delivery as evidenced by a copy of the sales receipt. Further, Licensor hereby limits the duration of any implied warranty(ies) on the media to the period stated above. Some states do not allow limitations on duration of an implied warranty, so the above limitation may not apply to you.

        7.    DISCLAIMER OF WARRANTY AND LIMITED WARRANTY.    The software and accompanying written materials, including instructions for use, are provided "as is" without warranty of any kind, either express or implied. Further, Licensor does not warrant, guarantee, or make any representations regarding the use, or the results of the use, of the software or written materials in terms of accuracy, reliability, currentness, or otherwise. The entire risk as to the results and performance of the software is assumed by you. If the software or written materials are defective, the Licensor or its dealers, distributors, agents, or employees, are not responsible for the cost of any necessary servicing, repair, or correction. Licensor's entire liability and your exclusive remedy as to the media will be, at Licensor's option, either (a) return of the purchase price or (b) replacement of the media that does not meet limited warranty and which is returned to Licensor with a copy of the sales receipt. If failure of the media has resulted from accident, abuse, or misapplication, Licensor shall have no responsibility to replace the disk or refund the purchase price. Any replacement media is warranted for the remainder of the original warranty period or thirty (30) days, whichever is longer.

Except as stated above the software provided and the documentation are provided without warranties of any kind, either express or implied, including but not limited to the implied warranties of non-infringement, merchantability and fitness for a particular purpose. No oral or written information or advice given Licensor its dealers, distributors, agents, or employees shall create a warranty or in any way increase the scope of this warrant, and you may not rely on any such information or advice. This warranty gives you specific legal rights. You may have other rights, which vary from state to state.

Neither Licensor nor anyone else who has been involved in the creation, production, or delivery of this product shall be liable for any direct, indirect, consequential, or incidental damages, including damages for loss of business profits, business interruption, loss of business information, and the like (arising out of the use of or inability to use such products) even if Licensor has been advised of the possibility of such damages. Because some states do not allow the exclusion or limitation of liability for consequential or incidental damages, the above limitation may not apply to you.

        8.    MISCELLANEOUS.    This Agreement expresses the entire agreement between Licensor and the LICENSEE and supersedes any prior communications, oral or written relating to this software. This Agreement is governed by the laws of the State of California

        9.    U.S. GOVERNMENT RESTRICTED RIGHTS.    The software and documentation is provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013. Contractor/manufacturer is                        , located at                                                 . Should you have any questions concerning this Agreement, or if you desire to contact Licensor, please write to:                        , located at                        .

EXHIBIT H

STANDARD WARRANTY TERMS

RoboDesign provides a limited warranty as standard with all of its products. During the coverage term, technical support as well as software upgrades are provided free of charge. This will allow our service engineers to quickly address any initial problems thus ensuring accurate and reliable system performance.

Warranty Features

•	Coverage Terms
[***] month for parts and labor. Unlimited technical support via phone or email. 1-2 business hour response and on-site support while the prototype system is located in the San Diego area.
•	Software
All software updates and upgrades, as released during the term. Includes updated manuals and other support documentation.
•	On-site Emergency Visits
Unlimited as needed.
Summary of Services
Period of Service Coverage	Monday-Saturday, 8am-5pm excluding holidays, or as needed for emergency visits
Parts	Included for [***] months
Labor	Included for [***] months
Telephone and Email Response	1-2 business hours
Emergency Visits	As needed
Emergency Visit Response	Same day while prototype system is located in San Diego, 2-3 business day if elsewhere
Preventative Maintenance Visits	As needed
Travel Expenses	Included
Software Revisions and Upgrades	Included
Training	As needed

QuickLinks

  Exhibit 10.46
ROBODESIGN INTERNATIONAL DEVELOPMENT AGREEMENT